NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
TUESDAY, OCT. 10, 2006

GROUP 1 AUTOMOTIVE ACQUIRES IMPORT DEALERSHIPS IN NEW JERSEY

HOUSTON, Oct. 10, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced it has expanded its presence in the Northeast by acquiring Marty Sussman Acura of Maple Shade, N.J., in the Greater Philadelphia market area; as well as Sussman Honda/Marty Sussman BMW and Sussman Acura of Atlantic City. The dealerships have been renamed Elite Acura, Boardwalk Honda/BMW of Atlantic City and Boardwalk Acura and are expected to generate approximately $153 million in annual revenues.

“These acquisitions expand our import brand offerings and geographic presence in the Northeast Region,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We are pleased to enter these two fast-growing market areas and will continue to look at attractive acquisition opportunities as they present themselves.”

Year to date, Group 1 has acquired one domestic franchise and 14 import franchises, including three Nissan, two each of Toyota/Scion and Honda and a BMW franchise. These 15 franchises are expected to generate $732.1 million in estimated annual revenues which substantially completes the company’s acquisition program for 2006.

About Group 1 Automotive, Inc.
Group 1 owns 101 automotive dealerships comprised of 143 franchises, 33 brands and 30 collision service centers in Alabama, California, Florida, Georgia, Louisiana, Massachusetts, Mississippi, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, and (h) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.